UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.          )

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COGNOS INCORPORATED

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To:    Certain Shareholders of Cognos Incorporated

From:    Tom Manley, CFO, Cognos Incorporated

Subject:    Cognos Stock Option Plan

In our Proxy Statement mailed to shareholders on May 24th, Cognos is requesting shareholder approval for a modest allocation of 1,000,000 shares to be added to the pool of shares available for option awards under our 2003-2016 Option Plan. The approval of this request will result in approximately 2.8 million shares being available for award under the Plan – a quantity that we believe is necessary to cover our normal course needs and any contingencies until our 2008 annual meeting of shareholders.

Institutional Shareholder Services (ISS) has advised us that it will recommend a vote against our request. The reason ISS gives is that Cognos would exceed the ISS shareholder value transfer allowable cap of 3.8% for Cognos – a cap attributed to Cognos solely because its head office is located in Canada. Due to this ISS policy, Cognos is evaluated against a disparate group of solely Canadian companies that are not reasonable comparisons for Cognos. We believe the meaningful and valid practice should be to compare Cognos to our U.S. software peer group, which would result in a cap at or above 10% for shareholder value transfer. The ISS policy and therefore their recommendation against our request, ignores the competitive reality of our marketplace and overall business activities, as highlighted below:

•	The United States is the largest market for our products, consistently generating about 60% of our revenue – compared to less than 5% from Canada;

•

All of our competitors are headquartered outside of Canada, primarily in the United States, and we must have the ability to offer competitive compensation (including stock options) to compete for top talent; and

•	Two-thirds of our shareholders are located in the United States.

The table in Annex A of this letter lists companies with annual revenues between $500 million and $1.5 billion – companies that are our competitors for talent. (We discuss these peers in the Compensation Discussion & Analysis appearing in our Proxy Statement.) The Annex illustrates our relative performance against these companies for accepted metrics related to stock option granting practices - our performance is in the top quartile on all measures and demonstrates that we are responsible and reasonable in our practices.

Cognos is a global company operating in 135 countries and competes for top talent on a global basis. If the increase in options under the Plan is not approved by shareholders, this will place Cognos at a significant disadvantage to competitors in hiring and retaining top talent. This is not in the best interests of Cognos and Cognos shareholders.

We strongly urge you to vote for our request for the additional shares under the Plan.

Ms. Patty Williams from our Investor Relations staff will contact you to schedule a short call with me to answer any questions you may have.

Sincerely,

Tom Manley

Senior Vice President & Chief Financial Officer

COGNOS INCORPORATED

Office: (613) 738-1338, ext. 5255

tom.manley@cognos.com

www.cognos.com

Annex A

Stock Option Granting Metrics

Cognos and Peer Benchmarks

Company Name	Fiscal Year	Run Rate[1]	Dilution[2]	Available To Grant[3]	Overhang[4]
Activision, Inc.	2006	3.2%	17.4%	5.2%	22.6%
Adobe Systems Incorporated	2006	2.0%	10.3%	2.7%	13.0%
Autodesk, Inc.	2006	3.0%	13.1%	2.0%	15.1%
BEA Systems, Inc.	2006	3.9%	18.2%	17.6%	35.8%
BMC Software, Inc.	2007	1.2%	8.6%	4.5%	13.1%
Business Objects SA	2006	3.2%	12.8%	0.0%	12.8%
Cadence Design Systems	2006	1.9%	20.1%	7.4%	27.5%
Cerner Corporation	2006	1.3%	13.3%	NA	NA
Citrix Systems, Inc.	2005	3.2%	19.4%	4.2%	23.6%
Compuware Corporation	2007	0.7%	14.4%	32.9%	47.3%
Fair Isaac Corporation	2006	5.6%	23.2%	6.1%	29.3%
Keane, Inc.	2005	1.9%	8.7%	15.5%	24.2%
ManTech International Corporation	2006	1.8%	6.6%	6.6%	13.2%
McAfee, Inc.	2005	3.3%	9.6%	4.5%	14.1%
MICROS Systems Inc.	2006	2.3%	12.3%	4.1%	16.4%
National Instruments Corporation	2006	0.0%	8.7%	4.7%	13.4%
Parametric Technology Corporation	2006	0.0%	11.4%	1.4%	12.8%
Sybase, Inc.	2006	3.7%	15.3%	3.4%	18.7%
Synopsys, Inc.	2006	3.8%	26.3%	7.6%	33.9%
Take-Two Interactive Software, Inc.	2006	0.5%	8.0%	3.1%	11.1%
THQ Inc.	2007	4.0%	11.3%	8.6%	19.9%
VeriSign, Inc.	2005	4.1%	14.5%	7.8%	22.3%
Peer Group Average		2.5%	13.8%	7.2%	21.0%
Peer Group Median		2.7%	13.0%	4.8%	18.7%
Cognos Incorporated[5]	2007	0.7%	9.4%	2.4%	11.8%

1	Run Rate: the number of options granted during the fiscal year as a % of shares outstanding
2	Dilution: the number of options outstanding as a % of shares outstanding
3	Available to Grant: the number of options remaining for issuance as a % of shares outstanding
4	Overhang: “Dilution” plus “Available to Grant” as a % of shares outstanding
5	Data is as of February 28, 2007 and excludes the additional 1,000,000 shares requested